UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):           April 1, 2015

XL GROUP
Public Limited Company
(Exact name of registrant as specified in its charter)

Ireland	1-10804	98-0665416

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

XL House, 8 St. Stephen’s Green, Dublin, Ireland	2

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: +353 (1) 400-5500

Not Applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01    Completion of Acquisition or Disposition of Assets

On April 1, 2015, XL Re Ltd (“XL Re”), a Bermuda exempted company and an indirect wholly owned subsidiary of XL Group plc, completed the previously announced sale of its shares in ARX Holding Corp. (“ARX”) to The Progressive Corporation (“Progressive”) pursuant to the terms of the Stock Purchase Agreement (the “Purchase Agreement”) with Progressive, an Ohio corporation, ARX, a Delaware corporation, Fasteau Insurance Holding, LLC, a Delaware limited liability company, Marc Fasteau, in his individual capacity and as trustee of The Marc Fasteau 2012 Irrevocable Trust and The Alexis Fasteau 2008 Irrevocable Trust, Flexpoint Fund, L.P., a Delaware limited partnership, New Capital Partners Private Equity Fund, L.P., a Delaware limited partnership, Gregory E. Stewart and Stewart Insurance Holdings, LLLP, a Florida limited liability limited partnership. XL Re received approximately $560 million in proceeds from the transaction, which is expected to be used to fund a portion of the cash consideration for XL Group plc’s proposed acquisition of Catlin Group Limited (“Catlin”). XL’s proposed acquisition of Catlin remains subject to approval of Catlin shareholders and sanction by the Supreme Court of Bermuda, customary regulatory approvals and anti-trust clearances, and other customary closing conditions.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date:     April 1, 2015

XL Group plc (Registrant)

By:	/s/ Kirstin Gould

Name: Kirstin Gould
Title: General Counsel and Secretary